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                                                                  Exhibit 99.1

                CBS CORPORATION REPORTS RECORD OPERATING RESULTS
                            FOR THE YEAR AND QUARTER

     NEW YORK, Feb. 5, 1999--CBS Corporation (NYSE:CBS) reported record revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) for the fourth quarter of 1998 and for the full year.

     During the quarter, the Company took several significant actions:

       The completion of the $3.1 billion initial public offering of approximately 18% of the stock of Infinity Broadcasting.

       Significant reduction in debt, which resulted in the Company's achieving investment grade ratings from the major rating agencies.

       Gained audience share in key demographic categories with the launch of the CBS Television Network's 1998-99 Prime Time programming schedule.

       Achieved record revenue and EBITDA at the CBS Owned television stations.

       The successful divestiture of CBS Eye on People and a majority stake in CBS TeleNoticias.

       Senior management reorganization was accomplished during the quarter and went into effect Jan. 1, 1999.

     The Company's revenues for the fourth quarter of 1998 were $1.8 billion, an increase of 22% over the fourth quarter of 1997. All of the Company's businesses contributed to record revenues for the quarter.

     Revenues for the Company's Television segment--which includes the CBS Television Network, the CBS Owned television stations and CBS Cable--increased by 15% over the fourth quarter of 1997 to $1.2 billion. The growth was led by increased revenue at the CBS television stations, by improved performance at the CBS Television Network, driven by the broadcast of the NFL, which benefited both the Network and the CBS Owned television stations.


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CBS Corporation....2


     The Radio and Outdoor segment, now also reporting its results as Infinity Broadcasting Corporation (NYSE:INF), a subsidiary of CBS Corporation, had revenues of $573 million for the fourth quarter of 1998, an increase of 39% over the fourth quarter of 1997. The increase was due to strong growth at Infinity's existing stations and at TDI, the Company's outdoor advertising business. Results also include the addition of operations of American Radio Systems (ARS) stations, which were acquired in June 1998. On a pro forma, same-station basis, assuming the ARS acquisition had occurred at the beginning of the periods presented, revenues for the Radio and Outdoor segment increased by 13%.

     "I am very pleased with the across-the-board improvement in all the businesses of our television segment, and particularly encouraged by the strong, double-digit revenue and profit growth at our television stations, by increased profits at CBS Cable, and by our primetime schedule, where our momentum continues to build," said Mel Karmazin, President and Chief Executive Officer, CBS Corporation "Revenue and profit growth from our radio and outdoor business was also very strong and continues to drive the value and performance of the entire CBS Corporation."

     For the fourth quarter of 1998, the Company's consolidated EBITDA, excluding certain charges described below, was $305 million, an increase of $38 million, or 14%, as compared to the fourth quarter of 1997.

     The Company's EBITDA for its Radio and Outdoor segment for the fourth quarter of 1998 was $257 million, an increase of $80 million, or 45%.

     For the fourth quarter, the Company's Television segment EBITDA was $108 million, excluding losses of approximately $16 million pertaining to the operations of the divested cable businesses. This represents a decrease of 25%, as compared to the same quarter of 1997. The decrease in the quarter was due to lower syndication revenues from the sale of CBS off-network programming compared to 1997, as well as lower profits on non-NFL sports programming.

     Corporate and other expenses, including residual costs of discontinued businesses for the fourth quarter, were $67 million, which includes separation costs of approximately $7 million in connection with the management reorganization.

     Income from Continuing Operations for the fourth quarter was $3 million, or $0.00 per share, compared to a loss of $10 million, or $0.01 per share for the fourth quarter of 1997. Excluding the abovementioned special items of $14 million after tax, or $0.02 per share, recorded during the fourth quarter of 1998, income from Continuing Operations was $17 million, or $0.02 per share.

     The Company's reported net loss for the fourth quarter 1998, including Continuing Operations, Discontinued Operations and extraordinary items, was $1 million, or $0.00 per share, which includes a $4 million loss on the early extinguishment of debt. This compares to net income of $861 million, or $1.24 per share, for the year-ago quarter. The 1997 quarter benefited from the $871 million net gain from the disposal of Discontinued Operations, primarily from the sale of Thermo King in October 1997.

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CBS Corporation....3


     The Company's net revenues from Continuing Operations for 1998 were $6.8 billion, an increase of 27% over the prior year. The Company's EBITDA for 1998 increased by $324 million to $1.1 billion, or 42% over the prior year. For the full year 1998, the Company reported a loss from Continuing Operations of $12 million, or $0.02 per share, compared to a loss of $131 million, or $0.24 per share, for the year 1997.


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Contact:   Gil Schwartz            Dana McClintock
           CBS Corporation         CBS Corporation
           212-975-2121            212-975-1077

Note: Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Reference is made to the Company's Annual Report on Form 10-K for the 1997 year filed with the Securities and Exchange Commission for additional information concerning such risks and uncertainties.